Filed pursuant to Rule 433
                                                         File No.: 333-137192-02



----- Original Message -----
From: BARRY POLEN, CREDIT SUISSE SECURI
At:  2/27  9:40:28

CSMC 2007-C1 Price Guidance ($3.4bb CMBS Conduit)
Bookrunner/Lead Manager       :  Credit Suisse
Co-Managers                   :  California Fina Group, Capmark Securities Inc,
                                 RBS Greenwich Capital, Wachovia

Bond   Rt'g(M/F)    Size(mm)    A/L      Window     C/E       G'dnce   Target $
A1     Aaa/AAA      40.0       2.6       1-52       30.000%   S+13A     100-08
A2     Aaa/AAA      139.0      4.6       52-59      30.000%   S+18A     100-16
AAB    Aaa/AAA      98.3       **************  Not Available ******************
A3     Aaa/AAA      758.0      9.6       108-117    30.000%   S+24A     100-16
A1A    Aaa/AAA      1,324.7    **************  Not Available ******************
AM     Aaa/AAA      337.1      9.8       118        20.000%   S+27A     100-16
AJ     Aaa/AAA      286.6      9.9       118-119    11.500%   S+30A     100-16
ASP    Aaa/AAA(IO)  ~78mm      N/A       N/A        N/A       T+65A       N/A
B(*)   Aa1/AA+       25.3      9.9       119        10.750%   S+32A     100-16
C(*)   Aa2/AA        37.9      9.9       119        9.625%    S+34A     100-16
D(*)   Aa3/AA-       33.7      9.9       119        8.625%    S+37A     100-16
E(*)   A1/A+         21.1      9.9       119        8.000%    S+40A     100-16
F(*)   A2/A          29.5      9.9       119        7.125%    S+42A     100-16
G(*)   A3/A-         33.7      9.9       119        6.125%    S+45A     100-16
H(*)   Baa1/BBB+     37.9      9.9       119        5.000%    S+60A     100-16
J(*)   Baa2/BBB      33.7      9.9       119        4.000%    S+70A     100-16
K(*)   Baa3/BBB-     37.9      9.9       119        2.875%    S+90A     100-16
AX(*)  Aaa/AAA(IO)   ~40mm     N/A       N/A        N/A       T+150A      N/A

 (*)Offered pursuant to rule 144a/RegS

Loan Sellers        Column 70.9% / Capmark 29.1%
Credit              LTV 71.3% / DSCR 1.35x
Prop Types          MF 39% / Office 21% / Retail 15% / Hotel 10%
Loan Concentration  Top1 6% / Top3 16% / Top5 24% / Top10 38%
Avg Loan Size       $13.4mm
Expected Timing     Launch & Px week of Feb 26
Settle              March 16, 2007

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-137192. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov
< http://www.sec.gov>. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus
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offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision
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The information contained in the attached materials (the "Information") has been provided by Credit Suisse Securities (USA) LLC ("CS") and is preliminary and subject to change. The Information does not include all of the information
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securities. As such, the Information may not reflect the impact of all structural characteristics of the securities. The assumptions underlying the Information, including structure and collateral, may be modified from time to time to reflect changed circumstances.

Prospective purchasers are recommended to review the final private placement memorandum relating to the securities ("Offering Documents") discussed in this communication. Offering Documents contain data that is current as of their publication dates and after publication may no longer be complete or current. A final private placement memorandum may be obtained from CS by calling toll-free 1-800-221-1037.

There shall not be any offer or sale of the securities discussed in this communication in any jurisdiction in which such offer, solicitation or sale
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The analyses, calculations and valuations herein are based on certain
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to update or amend the Information since the date it was issued. More current information may be available publicly from other sources.

The attached material may not be forwarded or provided by you to any other person.

An investor or potential investor in the securities (and each employee, representative, or other agent of such person or entity) may disclose to any and all persons, without limitation, the tax treatment and tax structure of the transaction (as defined in United States Treasury Regulation Section 1.6011-4) and all related materials of any kind, including opinions or other tax analyses, that are provided to such person or entity. However, such person or entity may not disclose any other information relating to this transaction unless such information is related to such tax treatment and tax structure.



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